Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

Autozi Internet Technology (Global) Ltd.

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

Table 1: Newly Registered Securities

	Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered (2)		Proposed Maximum Offering Price Per Share			Proposed Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A Ordinary Shares, par value US$0.000001 per share, issuable under the Second Amended and Restated 2024 Share Incentive Plan	Other (3)	6,000,000	(4)	US$	0.2951	(3)	US$	1,770,600	0.00015310	US$	271.08
Total Offering Amounts									US$	1,770,600		US$	271.08
Total Fee Offsets													—
Net Fee Due												US$	271.08

(1)	The Class A ordinary shares, par value US$0.000001 per share (“Class A Ordinary Shares”) of Autozi Internet Technology (Global) Ltd. (the “Registrant”).
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Class A Ordinary Shares that become issuable under the Second Amended and Restated 2024 Share Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(3)	Estimated in accordance with Rules 457(c) and 457(h)(1) promulgated under the Securities Act solely for the purpose of calculating the registration fee, and is based upon the price of US$0. 2951 per Class A Ordinary Share, which was the average of the high and low prices of the Class A Ordinary Shares as reported on the Nasdaq Capital Market on June 20, 2025.
(4)	Represents 6,000,000 Class A Ordinary Shares reserved for future award grants under the Second Amended and Restated 2024 Share Incentive Plan.